Exhibit 99.1
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports Third Quarter 2010 Financial Results;
Reports Revenues of $1.002 Billion and Fully Diluted EPS of $0.33 Per Share

■	Third Quarter 2010 Revenues of $1.002 billion

■	Operating Income of $82 million; Operating Margins of 8.2 percent

■	Fully Diluted Earnings Per Share of $0.33 per share

■	Cash and Cash Equivalents were $66 million

■	Total backlog of approximately $28.2 billion
          Wichita, Kan., November 2, 2010 – Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported third quarter 2010 financial results reflecting solid core operating performance with lower delivery volumes.
          Spirit’s third quarter 2010 revenues were $1.002 billion, down from $1.054 billion for the same period of 2009, largely driven by fewer large commercial aircraft deliveries and lower non-production revenues. Operating income was $82 million, compared to $131 million for the same period in 2009, as the previous period realized higher contract accounting block profitability, additional revenue volumes, and lower period expenses while the current period was impacted by the International Association of Machinists and Aerospace Workers (IAM) Early Retirement Incentive and an unfavorable cumulative catch-up adjustment on the Sikorsky CH-53K program. Net income for the quarter was $46 million, or $0.33 per fully diluted share, compared to $87 million, or $0.62 per fully diluted share, in the same period of 2009, as the current quarter was also impacted by a higher tax rate. (Table 1)

Table 1. Summary Financial Results (unaudited)
	3rd Quarter			Nine Months
($ in millions, except per share data)	2010	2009	Change	2010	2009	Change

Revenues	$1,002	$1,054	(5%)	$3,101	$3,001	3%
Operating Income	$82	$131	(37%)	$261	$218	20%
Operating Income as a % of Revenues	8.2%	12.4%	(420) BPS	8.4%	7.3%	110 BPS
Net Income	$46	$87	(47%)	$157	$142	11%
Net Income as a % of Revenues	4.6%	8.3%	(370) BPS	5.1%	4.7%	40 BPS
Earnings per Share (Fully Diluted)	$0.33	$0.62	(47%)	$1.11	$1.01	10%
Fully Diluted Weighted Avg Share Count	141.5	140.2		140.9	140.0

          Third quarter earnings include a pre-tax ($7) million, or ($0.03) per share, early retirement incentive as part of the recent 10-year agreement with Spirit’s largest labor union, the International Association of Machinists and Aerospace Workers (IAM) and a pre-tax ($6) million, or ($0.03) per share, unfavorable cumulative catch-up adjustment associated with the Sikorsky CH-53K program as a result of additional costs required to support test hardware schedules.
          “Our core businesses continue to perform well and the market for large commercial airplanes remains strong,” said President and Chief Executive Officer Jeff Turner. “We are making plans to increase core business production rates while we continue to implement our long-term diversification strategy by developing new products. Our team’s development activities are progressing, as we continue to navigate through the near-term challenges remaining in the test phases. Looking to the longer-term, we look forward to the contributions these new programs will provide for Spirit,” Turner added.
          “As for the long-term outlook of the commercial aerospace market, demand for our core products continues to strengthen. While we remain cautious about certain segments of the business jet market, we are confident that we have the right team in place, designing and producing the right products, targeting the right markets, and making the right investments to ensure the long-term value that our customers, shareholders and employees expect,” Turner concluded.
          Spirit’s backlog at the end of the third quarter of 2010 was $28.2 billion, up approximately four percent, as the commercial aerospace market outlook, particularly single aisle demand, continues to improve. Spirit calculates its backlog based on contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.
          Spirit updated its contract profitability estimates during the third quarter of 2010, resulting in a net pre-tax $4 million ($0.02 per share) unfavorable cumulative catch-up adjustment. This result was comprised of a pre-tax ($6) million, or ($0.03) per share, unfavorable cumulative catch-up adjustment on the Sikorsky CH-53K program which was partially off-set by ~$2 million of favorable cumulative catch-up adjustments. In comparison, Spirit recognized a $2 million favorable cumulative catch-up adjustment for the third quarter of 2009.

          Cash flow from operations was a ($122) million use of cash for the third quarter of 2010, compared to a $5 million source of cash for the third quarter of 2009. The current quarter performance compared to the same period of 2009 is largely the result of lower profitability in the current accounting contract blocks combined with lower revenue volumes; net unfavorable accounts payable and accounts receivable results, which were primarily the result of timing; and, increased liquidation of 787 advance payments as the program ramps-up production; partially offset by the slowing of new program inventory growth. (Table 2)

Table 2. Cash Flow and Liquidity
	3rd Quarter		Nine Months
($ in millions)	2010	2009	2010	2009

Cash Flow from Operations	($122)	$5	($239)	($211)

Purchases of Property, Plant & Equipment	($52)	($51)	($183)	($158)

			September 30,	December 31,
Liquidity			2010	2009

Cash			$66	$369
Total Debt			$1,023	$894

          Cash balances at the end of the third quarter 2010 were $66 million and debt balances were $1,023 million. During the quarter, the company utilized its credit-line as it continued to invest in development programs. Spirit ended the quarter with $125 million borrowed from its revolving credit facility while $284 million remained unused. Approximately $19 million of the credit facility is reserved for financial letters of credit.
          On October 15, 2010, the company entered into an amendment to its credit agreement that, among other things, increased the size of its revolving credit facility from $409 million to $650 million and extended the maturity dates for a portion of its revolving credit facility and term loan to September 30, 2014 and September 30, 2016, respectively. During these transactions, the company’s credit rating was affirmed by Standard & Poor’s with a BB rating while Moody’s upgraded its rating to a Ba2.
2010 Outlook
          Spirit revenue guidance for the full-year 2010 has been updated to reflect movement of certain production units and non-production contract settlements out of 2010. Revenues are now expected to be between $4.0 and $4.1 billion based on Boeing’s 2010 delivery guidance of approximately 460 aircraft; anticipated B787 deliveries; expected Airbus deliveries in 2010 of approximately 500 aircraft; internal Spirit forecasts for non-OEM production activity and other customers; and foreign exchange rates consistent with those in the third quarter of 2010.

     Fully diluted earnings per share guidance for 2010 has also been updated and is now expected to be between $1.50 and $1.60 per share, as the impact of the IAM Early Retirement Program and Sikorsky cumulative catch-up adjustment moves us to the mid to lower end of the previous EPS guidance range.
     Cash flow from operations, less capital expenditures, remains unchanged and is expected to be approximately ($250) million use of cash in the aggregate, with capital expenditures of approximately $325 million.
     The effective tax rate, forecasted to be approximately 27 percent for 2010, remains unchanged. This assumes the benefit attributable to extending the U.S. research tax credit. (Table 3)
     Risk to our financial guidance includes, among other factors: higher than forecasted non-recurring and recurring costs on our development programs; mid-range business jet market risks; our ability to achieve anticipated productivity and cost improvements; and the ability to resolve significant 787 program claims with Boeing.

Table 3. Financial Outlook	2009 Actual	2010 Guidance

Revenues	$4.1 billion	$4.0 - $4.1 billion

Earnings Per Share (Fully Diluted)	$1.37	$1.50 - $1.60

Effective Tax Rate	29.7%	~27%*

Cash Flow from Operations	($14) million	~ $75 million

Capital Expenditures	$228 million	~$325 million

Customer Reimbursement	$115 million	N/A**

* Effective tax rate guidance, among other factors, assumes the benefit attributable to extending the U.S. research tax credit (Assumes ~2.5% benefit).
** Although calculations for years through 2009 included customer reimbursements, these payments concluded in December 2009.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing and execution of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; potential reduction in the build rates of certain Boeing aircraft including, but not limited to, the B737 program, the B747 program, the B767 program and the B777 program, and build rates of the Airbus A320 and A380 programs, which could be negatively impacted by continuing weakness in the global economy and economic challenges facing commercial airlines, and by a lack of business and consumer confidence and the impact of continuing instability in the global financial and credit markets, including, but not limited to, sovereign debt concerns in Europe; the inability to resolve significant claims with Boeing related to non-recurring and recurring costs on the B787 program; declining business jet manufacturing rates and customer cancellations or deferrals as a result of the weakened global economy; the success and timely execution of key milestones such as certification and delivery of Boeing’s new B787 and Airbus’ new A350 XWB aircraft programs, including receipt of necessary regulatory approvals and customer adherence to their announced schedules; our ability to enter into supply arrangements with additional customers and the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws, the Foreign Corrupt Practices Act, environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to successfully extend or renegotiate our primary collective bargaining contracts with our labor unions; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness and the possibility that we may be unable to borrow additional funds or refinance debt; our exposure under our revolving credit facility to higher interest payments should interest rates increase substantially; the outcome or impact of ongoing or future litigation and regulatory actions; and our exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the section captioned “Risk Factors” in our 2009 Form 10-K for a more complete discussion of these and other factors that may affect our business.

Appendix
Segment Results
Fuselage Systems
          Fuselage Systems segment revenues for the third quarter of 2010 were $484.6 million, down 7.9 percent over the same period last year, largely driven by lower twin-aisle production volumes and lower non-production revenues. Operating margin for the third quarter of 2010 was 13.9 percent as compared to 18.1 percent during the same period of 2009. During the third quarter of 2010, the segment realized an unfavorable pre-tax $4 million cumulative catch-up adjustment. In comparison, a pre-tax $4 million favorable cumulative catch-up adjustment was realized during the third quarter of 2009.
Propulsion Systems
          Propulsion Systems segment revenues for the third quarter of 2010 were $252.6 million, down 5.1 percent over the same period last year, primarily driven by lower twin-aisle production volumes. Operating margin for the third quarter of 2010 was 12.1 percent as compared to 13.3 percent in the third quarter of 2009.
Wing Systems
          Wing Systems segment revenues for the third quarter of 2010 were $263.9 million, up 2.6 percent over the same period last year, as the current quarter includes additional revenues related to an assertion settlement for production units, partially offset by a 2010 customer delivery re-phasing by Spirit Europe which reduced third quarter A320 deliveries. Operating margin for the third quarter of 2010 was 9.8 percent as compared to 10.3 percent during the same period of 2009.

Table 4. Segment Reporting	(unaudited)			(unaudited)
	3rd Quarter			Nine Months
($ in millions)	2010	2009	Change	2010	2009	Change

Segment Revenues
Fuselage Systems	$484.6	$525.9	(7.9%)	$1,516.0	$1,497.6	1.2%
Propulsion Systems	$252.6	$266.2	(5.1%)	$799.0	$772.1	3.5%
Wing Systems	$263.9	$257.3	2.6%	$779.7	$712.9	9.4%
All Other	$0.9	$4.4	(79.5%)	$6.6	$18.2	(63.7%)

Total Segment Revenues	$1,002.0	$1,053.8	(4.9%)	$3,101.3	$3,000.8	3.3%

Segment Earnings from Operations
Fuselage Systems	$67.6	$95.2	(29.0%)	$224.4	$229.4	(2.2%)
Propulsion Systems	$30.6	$35.3	(13.3%)	$97.6	$97.2	0.4%
Wing Systems	$25.9	$26.6	(2.6%)	$73.1	($12.7)	675.6%
All Other	($0.1)	$1.0	(110.0%)	($2.3)	($1.0)	(130.0%)

Total Segment Operating Earnings	$124.0	$158.1	(21.6%)	$392.8	$312.9	25.5%

Unallocated Corporate SG&A	($34.4)	($26.7)	(28.8%)	($104.1)	($92.9)	(12.1%)
Unallocated Research & Development	($0.7)	($0.4)	(75.0%)	($2.2)	($1.6)	(37.5%)
Unallocated Cost of Sales (1)(2)	($6.5)	$0.0	NA	($25.4)	$0.0	NA

Total Earnings from Operations	$82.4	$131.0	(37.1%)	$261.1	$218.4	19.6%

Segment Operating Margins
Fuselage Systems	13.9%	18.1%	(420) BPS	14.8%	15.3%	(50) BPS
Propulsion Systems	12.1%	13.3%	(120) BPS	12.2%	12.6%	(40) BPS
Wing Systems	9.8%	10.3%	(50) BPS	9.4%	(1.8% )	1,120 BPS
All Other	(11.1% )	22.7%	(3,380) BPS	(34.8% )	(5.5% )	(2,930) BPS

Total Segment Operating Margins	12.4%	15.0%	(260) BPS	12.7%	10.4%	230 BPS

Total Operating Margins	8.2%	12.4%	(420) BPS	8.4%	7.3%	110 BPS

(1)	Charges in the third quarter of 2010 are associated with the IAM Early Retirement Incentive for represented employees.

(2)	Year-to-date charges include both the IAM Early Retirement Incentive and the second quarter of 2010 charge related to the grant of shares to represented employees of the IAM in connection with the ratification of a new ten-year labor contract on June 25, 2010.
Contact information:
Investor Relations: Alan Hermanson (316) 523-7040
Media: Debbie Gann (316) 526-3910
On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries
(One Ship Set equals One Aircraft)
2009 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2009

B737	74	96	93	87	350
B747	3	1	3	4	11
B767	3	3	3	3	12
B777	21	21	21	19	82
B787	2	2	2	5	11

Total	103	123	122	118	466

A320 Family	105	101	94	108	408
A330/340	26	23	28	23	100
A380	-	2	5	4	11

Total	131	126	127	135	519

Hawker 850XP	18	13	6	7	44

Total Spirit	252	262	255	260	1,029

2010 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD 2010

B737	94	96	93		283
B747	3	1	2		6
B767	3	4	3		10
B777	21	18	14		53
B787	5	4	4		13

Total	126	123	116		365

A320 Family	102	95	75		272
A330/340	25	23	5		53
A380	1	5	7		13

Total	128	123	87		338

Hawker 850XP	5	4	4		13

Total Spirit	259	250	207		716

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended

	September 30, 2010	October 1, 2009	September 30, 2010	October 1, 2009
	($ in millions, except per share data)

Net revenues	$1,002.0	$1,053.8	$3,101.3	$3,000.8
Operating costs and expenses:
Cost of sales	868.5	878.3	2,689.2	2,637.2
Selling, general and administrative	38.5	30.5	115.9	103.6
Research and development	12.6	14.0	35.1	41.6

Total operating costs and expenses	919.6	922.8	2,840.2	2,782.4
Operating income	82.4	131.0	261.1	218.4
Interest expense and financing fee amortization	(12.8)	(10.2)	(40.6)	(29.1)
Interest income	-	1.6	0.2	6.2
Other income (expense), net	2.5	(0.5)	(0.3)	5.2

Income before income taxes and equity in net (loss) of affiliate	72.1	121.9	220.4	200.7
Income tax provision	(25.4)	(34.4)	(62.8)	(58.8)

Income before equity in net (loss) of affiliate	46.7	87.5	157.6	141.9
Equity in net (loss) of affiliate	(0.3)	(0.2)	(0.6)	(0.2)

Net income	$46.4	$87.3	$157.0	$141.7

Earnings per share
Basic	$0.33	$0.63	$1.13	$1.03
Shares	138.3	138.6	137.7	138.2

Diluted	$0.33	$0.62	$1.11	$1.01
Shares	141.5	140.2	140.9	140.0

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2010	2009
	($ in millions)
Current assets
Cash and cash equivalents	$66.3	$369.0
Accounts receivable, net	290.0	160.4
Inventory, net	2,479.2	2,206.9
Other current assets	70.0	116.6

Total current assets	2,905.5	2,852.9
Property, plant and equipment, net	1,391.6	1,279.3
Pension assets	188.6	171.2
Other assets	162.2	170.4

Total assets	$4,647.9	$4,473.8

Current liabilities
Accounts payable	$425.9	$441.3
Accrued expenses	206.3	165.5
Current portion of long-term debt	7.9	9.1
Advance payments, short-term	182.8	237.4
Deferred revenue, short-term	73.2	107.1
Other current liabilities	20.8	21.8

Total current liabilities	916.9	982.2
Long-term debt	1,015.5	884.7
Advance payments, long-term	665.5	727.5
Deferred revenue and other deferred credits	39.7	46.0
Pension/OPEB obligation	67.6	62.6
Other liabilities	181.8	197.0
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	-	-
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 107,120,392 and 105,064,561 issued, respectively	1.1	1.0
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 34,938,808 and 35,669,740 shares issued, respectively	0.3	0.4
Additional paid-in capital	978.1	949.8
Accumulated other comprehensive loss	(57.9)	(59.7)
Retained earnings	838.8	681.8

Total shareholders’ equity	1,760.4	1,573.3
Noncontrolling interest	0.5	0.5

Total equity	1,760.9	1,573.8

Total liabilities and shareholders’ equity	$4,647.9	$4,473.8

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended

	September 30, 2010	October 1, 2009

	($ in millions)
Operating activities
Net income	$157.0	$141.7
Adjustments to reconcile net income to net cash (used in) operating activities
Depreciation expense	84.5	91.9
Amortization expense	9.2	7.7
Accretion of long-term receivable	-	(5.8)
Employee stock compensation expense	23.5	6.7
Excess tax benefits from share-based payment arrangements	(4.9)	-
(Gain) Loss from foreign currency transactions	4.4	(3.9)
Deferred taxes	6.1	(20.5)
Long-term tax benefit	(17.6)	-
Pension and other post-retirement benefits, net	(6.3)	1.6
Grant income	(1.9)	(1.4)
Equity in net loss of affiliate	0.6	0.2
Changes in assets and liabilities
Accounts receivable	(130.5)	(84.6)
Inventory, net	(268.1)	(319.5)
Accounts payable and accrued liabilities	12.7	104.9
Advance payments	(116.6)	(61.6)
Deferred revenue and other deferred credits	(38.0)	(54.9)
Other	46.9	(13.8)

Net cash (used in) operating activities	(239.0)	(211.3)

Investing activities
Purchase of property, plant and equipment	(183.0)	(158.0)
Long-term receivable	-	86.5
Other	(0.5)	0.2

Net cash (used in) investing activities	(183.5)	(71.3)

Financing activities
Proceeds from revolving credit facility	125.0	300.0
Payments on revolving credit facility	-	(300.0)
Proceeds from issuance of bonds	-	293.4
Proceeds from government grants	-	0.7
Principal payments of debt	(8.0)	(5.8)
Debt issuance and financing costs	(0.2)	(17.2)
Excess tax benefits from share-based payment arrangements	4.9	-

Net cash provided by financing activities	121.7	271.1

Effect of exchange rate changes on cash and cash equivalents	(1.9)	1.7

Net increase in cash and cash equivalents for the period	(302.7)	(9.8)
Cash and cash equivalents, beginning of the period	369.0	216.5

Cash and cash equivalents, end of the period	$66.3	$206.7